EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

PLACE OF
SUBSIDIARY	INCORPORATION	D/B/A NAME

Personics Corporation	Delaware, USA	Personics Corporation

Auxilor, Inc.	Delaware, USA	Auxilor, Inc.

Datawatch International	England and Wales	Datawatch International
Limited		Limited

Datawatch Pty Ltd.*	Australia	Datawatch Pty Ltd.

Datawatch Europe Limited*	England and Wales	Datawatch Europe

Datawatch GmbH*	Germany	Datawatch GmbH

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*All of the shares of capital stock of Datawatch Pty Ltd., Datawatch Europe Limited and Datawatch GmbH are owned by Datawatch International Limited.